EXHIBIT 23.3

                    CONSENT OF ARTHUR CONSULTING GROUP, INC.


     Arthur Consulting Group, Inc. hereby consents to (i) the references to our firm in the Consent Solicitation Statement/Prospectus dated November 10, 1997 and (ii) the inclusion of our opinion letter to the General Partner of Atlanta Marriott Marquis Limited Partnership, dated November 7, 1997, as an Exhibit to the registration statement on Form S-4 of Atlanta Marriott Marquis II Limited Partnership. In giving such consent, Arthur Consulting Group, Inc. does not thereby admit that it is in the category of persons whose consent is required under, and we do not admit and we disclaim that we are 'experts' for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                         Sincerely,


                                         /S/ ARTHUR CONSULTING GROUP, INC.


Dated: November 7, 1997